Exhibit 23.1

Consent of Independent Registered Public Accounting Firm

We consent to the incorporation by reference in the Registration Statement of Aeon Global Health Corp. on Form S-8 to be filed on or about December 18, 2018, of our report dated September 25, 2018, on our audit of the consolidated financial statements of Aeon Global Health Corp. as of June 30, 2018 and 2017, and for the years then ended, which report was included in the Annual Report on Form 10-K filed September 25, 2018. Our report includes an explanatory paragraph about the existence of substantial doubt concerning the Company’s ability to continue as a going concern.

/s/ Rosenberg Rich Baker Berman, P.A.

Somerset, New Jersey

December 18, 2018